Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks	Main Street Banks
	(770) 422-2888	(770) 385-2424

Main Street Banks Completes Acquisition of

First Colony Bancshares

Combination Expands Presence in North Atlanta Market

ATLANTA – May 22, 2003—Main Street Banks, Inc. (Nasdaq: MSBK), today announced the completion of its acquisition of First Colony Bancshares, parent of First Colony Bank, a $320 million asset bank headquartered in fast growing Alpharetta, Georgia.  First Colony’s banking offices in Alpharetta, Roswell and Cumming will give Main Street a strong presence in North Fulton County and Forsyth County, the fastest growing county in the state of Georgia.

The merger consideration is based on Main Street’s average closing price of $21.28 for the 30-day period immediately prior to the closing.  Main Street will issue 2.6 million shares of its common stock and $45 million in cash in exchange for all outstanding shares of First Colony Bancshares.

Upon regulatory approval, First Colony Bank will adopt the Main Street name with all offices operating under the Main Street brand.

About Main Street

Main Street Banks, Inc., a $1.8 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 27 branch offices located in nine of Georgia’s fastest growing counties.  Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

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